Exhibit 99.1

Investor/Press Contact: Marge Boccuti Manager, Investor Relations 610-832-7702 marge.boccuti@bdnreit.com	Company Contact: Howard M. Sipzner EVP & CFO 610-832-4907 howard.sipzner@bdnreit.com
Brandywine Realty Trust Announces First Quarter 2010 Earnings
Raises 2010 FFO Guidance Range to $1.27 to $1.34 per Diluted Share
Radnor, PA, April 28, 2010 — Brandywine Realty Trust (NYSE:BDN), a real estate investment trust focused on the ownership, management and development of Class A, suburban and urban office properties in the mid-Atlantic region and other selected markets throughout the United States, today reported its financial and operating results for the three-month period ended March 31, 2010.
“2010 began with excellent execution of our business plan during the first quarter. Tenant psychology is improving as evidenced by our high leasing activity levels and strong tenant retention rates — both of which lay the foundation for future solid portfolio performance. The jobs climate remains challenging, and while the pace of corporate space reductions has slowed, it continues to impact our business. As such, during the quarter our portfolio performed as expected with anticipated declines in occupancy and same store operating metrics. However, we expect real estate fundamentals to gradually improve as the year progresses,” stated Gerard H. Sweeney, President and Chief Executive Officer of Brandywine Realty Trust. “During the quarter, we began execution of our continuous equity program raising $33.5 million of net proceeds to further strengthen our balance sheet and enhance our financial flexibility.”
Financial Highlights — First Quarter
•
Net loss allocated to common shares totaled ($2.5 million) or ($0.02) per diluted share in the first quarter of 2010 compared to ($2.8 million) or ($0.03) per diluted share in the first quarter of 2009. Our weighted average diluted share count increased to 128.8 million shares in the first quarter of 2010 from 88.2 million shares in the first quarter of 2009 due primarily to our issuance of 40.25 million common shares on June 2, 2009.

•
Funds from operations available to common shares and units (FFO) in the first quarter of 2010 totaled $45.6 million or $0.34 per diluted share compared to $50.5 million or $0.55 per diluted share in the first quarter of 2009 ($54.2 million or $0.60 per diluted share excluding a $3.7 million impairment provision). Our first quarter 2010 FFO payout ratio was 44.1% ($0.15 common share dividend paid / $0.34 FFO per share). Our weighted average fully diluted share count for FFO (and CAD) calculations increased to 133.3 million shares in the first quarter of 2010 from 91.0 million shares in the first quarter of 2009 due primarily to the aforementioned common share issuance.

•
In the first quarter of 2010, we incurred $9.0 million of revenue maintaining capital expenditures which along with our other adjustments to FFO, resulted in $33.9 million of cash available for distribution (CAD) or $0.25 per diluted share compared to $43.9 million of CAD or $0.48 per diluted share in the first quarter of 2009 when we incurred $8.5 million of revenue maintaining capital expenditures. Our first quarter 2010 CAD payout ratio was 60.0% ($0.15 common share dividend paid / $0.25 CAD per share).

Portfolio Highlights
•
In the first quarter of 2010, our net operating income (NOI) excluding termination revenues and other income items declined 4.9% on a GAAP basis and 6.2% on a cash basis for our 232 same store properties which were 87.8% occupied on March 31, 2010.

555 East Lancaster Avenue, Suite 100; Radnor, PA 19087	Phone: (610) 325-5600 • Fax: (610) 325-5622

•
During the first quarter of 2010, we commenced occupancy on 788,060 square feet of total leasing activity including 570,620 square feet of renewals, 93,379 square feet of new leases and 124,061 square feet of tenant expansions. We currently have an additional 1,891,194 square feet of executed leasing in place scheduled to commence subsequent to March 31, 2010 including 427,248 square feet attributable to our core portfolio and the balance attributable to our developments and redevelopments. During the first quarter of 2010, we achieved a 77.2% retention rate in our core portfolio with negative net absorption of 111,807 square feet excluding 168,376 square feet of early terminations, or 65.0% overall. During the first quarter of 2010, we experienced a 4.0% decline on our renewal rental rates and a 1.8% decline on our new lease and expansion rental rates, both on a GAAP basis.

•
At March 31, 2010, our core portfolio was 87.2% occupied and 89.1% leased (reflecting leases which will commence after March 31, 2010). We owned 241 properties at March 31, 2010, encompassing 237 core properties aggregating 23.5 million square feet and four development/redevelopment properties aggregating 1.6 million square feet.

Investment Highlights
•
During the first quarter of 2010 we completed the previously disclosed sale of a vacant, 121,815 square foot office/flex building in Richmond, Virginia for an aggregate purchase price of $10.8 million and realized an associated gain on the sale of $6.3 million. The net proceeds of the sale were used to repay balances on our unsecured revolving credit facility and for general corporate purposes.

•
At March 31, 2010, we were proceeding on two developments and two redevelopments with total project costs of $387.1 million of which a total of $109.7 million remained to be funded in 2010 and which are now 96.2% leased. These amounts include $355.5 million of total project costs for the combined 30th Street Post Office (100% leased to the Internal Revenue Service) and Cira South Garage (up to 92.6% leased to the Internal Revenue Service) in Philadelphia, Pennsylvania of which $104.0 million remained to be funded in 2010. Upon completion and delivery of this combined project, we will receive $256.5 million from our forward financing that has been escrowed pending completion as well as approximately $30.0 million of additional gross proceeds related to our historic rehabilitation financing program.

Capital Markets Highlights
•
During the first quarter of 2010, we issued 1.3 million shares of our common stock under our continuous equity program realizing $16.1 million of net proceeds. Subsequent to quarter-end, we issued an additional 1.4 million shares of our common stock under the program realizing $17.4 million of net proceeds. The net proceeds of the issuances were used to repay balances on our unsecured revolving credit facility and for general corporate purposes. We have remaining authorization of 12.3 million shares of common stock under the program.

•
During the first quarter of 2010, we repurchased a total of $48.0 million of our 2010, 2011 (our exchangeable notes due 2026 with a put date in October 2011) and 2012 unsecured senior notes in a series of open-market transactions and incurred an aggregate loss of ($1.2 million) on the early extinguishment of debt. We funded these repurchases with draws on our unsecured revolving credit facility and with available corporate funds.

•
At March 31, 2010, our net debt to gross assets measured 45.3% compared to a peak of 54.3% at September 30, 2007, reflecting a cumulative $814.7 million reduction in our net debt over that period. At March 31, 2010, we had $160.0 million outstanding on our $600.0 million unsecured revolving credit facility with $375.0 million available for use and drawdown.

•
For the quarter ended March 31, 2010, we achieved a 2.5 EBITDA to interest coverage ratio and a 7.5 ratio of net debt to annualized quarterly EBITDA based on consolidated EBITDA excluding non-recurring items, and inclusive of our pro rata share of unconsolidated EBITDA, interest and net debt.

Distributions
On March 24, 2010, our Board of Trustees declared a quarterly dividend distribution of $0.15 per common share that was paid on April 19, 2010 to shareholders of record as of April 5, 2010, bringing total year-to-date 2010 dividend payments to $0.30 per common share. Our Board also declared regular quarterly dividend distributions of $0.46875 per 7.50% Series C Cumulative Redeemable Preferred Share and $0.460938 per 7.375% Series D Cumulative Redeemable Preferred Share that were paid on April 15, 2010 to holders of record as of March 30, 2010 of the Series C and Series D Preferred Shares, respectively.
2010 Earnings and FFO Guidance
Based on current plans and assumptions and subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings, we are revising our previously issued guidance for full year 2010 FFO per diluted share to be in a range of $1.27 to $1.34 versus the prior range of $1.25 to $1.34. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of 2010 FFO per diluted share and earnings per diluted share:

Guidance for 2010	Range or Value

Earnings (loss) per diluted share allocated to common shareholders	$(0.29)	to	$(0.22)
Less: gains on sale of depreciable real estate	(0.05)		(0.05)
Plus: real estate depreciation and amortization	1.61		1.61

FFO per diluted share	$1.27	to	$1.34

Our 2010 FFO guidance does not include income arising from future sales or impairments which may be taken in the future should the circumstances arise, and does not include any income from the sale of undepreciated real estate in accordance with our current practice.
Accounting Disclosure
During the quarter ended March 31, 2010, we adopted the new accounting standard for the consolidation of variable interest entities. The new standard revises the prior guidance related to the consolidation of variable interest entities, and among other provisions, includes a new approach for determining which party should consolidate a variable interest entity and the frequency as to when each party should reassess its consolidation decision. As a result of our adoption of the new standard, we will no longer consolidate three variable interest entities that were previously consolidated in our financial statements. The new standard was applied prospectively beginning January 1, 2010 and accordingly, only our current period financial statements reflect this adoption.
Non-GAAP Supplemental Financial Measures
We compute our financial results in accordance with generally accepted accounting principles (GAAP). Although FFO, NOI and CAD are non-GAAP financial measures, we believe that FFO, NOI and CAD calculations are helpful to shareholders and potential investors and are widely recognized measures of real estate investment trust performance. At the end of this press release, we have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measure.

Funds from Operations (FFO)
We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than us. NAREIT defines FFO as net income (loss) before non-controlling interests and excluding gains (losses) on sales of property and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures. Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on property sales, extraordinary items and non-controlling interests. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this release. FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.
For information purposes, we may also provide FFO adjusted for impairment charges. Although our calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance because we believe that by excluding impairment charges, shareholders and potential investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.
Net Operating Income (NOI)
NOI is a non-GAAP financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, non-controlling interests and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and non-controlling interests. In some cases, we also present NOI on a cash basis, which is NOI after eliminating the effect of straight-lining of rent and deferred market intangible amortization. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance, or as an alternative to cash flow from operating activities as a measure of our liquidity or ability to make cash distributions to shareholders.
Cash Available for Distribution (CAD)
CAD is a non-GAAP financial measure that is not intended as an alternative to cash flow from operating activities as determined under GAAP. CAD is presented solely as a supplemental disclosure with respect to liquidity because we believe it provides useful information regarding our ability to fund our distributions. Because other companies do not necessarily calculate CAD the same way as we do, our presentation of CAD may not be comparable to similarly titled measures provided by other companies.
Revenue Maintaining Capital Expenditures
Revenue maintaining capital expenditures, a non-GAAP financial measure, are a component of our CAD calculation and represent the portion of capital expenditures required to maintain our current level of funds available for distribution. Revenue maintaining capital expenditures include current tenant improvement and allowance expenditures for all tenant spaces that have been owned for at least one year, and that were not vacant during the twelve-month period prior to the date that the tenant improvement or allowance expenditure was approved. Revenue maintaining capital expenditures also include other expenditures intended to maintain our current revenue base. Accordingly, we exclude capital expenditures related to development and redevelopment projects, as well as certain projects at our core properties that are intended to attract prospective tenants in order to increase revenues and/or occupancy rates.

First Quarter Earnings Call and Supplemental Information Package
We will host a conference call on Thursday, April 29 at 10:00 a.m. EDT. The conference call can be accessed by calling 1-800-683-1525 and referencing conference ID #62520108. Beginning two hours after the conference call, a taped replay of the call can be accessed 24 hours a day through Thursday, May 13, 2010 by calling 1-800-642-1687 and providing access code 62520108. In addition, the conference call can be accessed via a webcast located on our website at www.brandywinerealty.com.
We have prepared a supplemental information package that includes financial results and operational statistics related to the first quarter earnings report. The supplemental information package is available in the “Investor Relations — Financial Reports” section of our website at www.brandywinerealty.com.
Looking Ahead — Second Quarter 2010 Conference Call
As previously announced, we will release our second quarter 2010 earnings on Wednesday, July 28, 2010, after the market close and will host our second quarter 2010 conference call on Thursday, July 29, 2010, at 10:00 a.m. EDT. We expect to issue a press release in advance of these events to reconfirm the dates and times and provide all related information.
About Brandywine Realty Trust
Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, develops, manages and has ownership interests in a primarily Class A, suburban and urban office portfolio comprising 346 properties and 35.0 million square feet, including 241 properties and 25.1 million square feet owned on a consolidated basis. For more information, please visit our website at www.brandywinerealty.com.
Forward-Looking Statements
Estimates of future earnings per share, FFO per share, common share dividend distributions and certain other statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and our affiliates’ actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others: our ability to lease vacant space and to renew or relet space under expiring leases at expected levels; competition with other real estate companies for tenants; the potential loss or bankruptcy of major tenants; interest rate levels; the availability of debt, equity or other financing; risks of acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; unanticipated operating and capital costs; our ability to obtain adequate insurance, including coverage for terrorist acts; dependence upon certain geographic markets; and general and local economic and real estate conditions, including the extent and duration of adverse changes that affect the industries in which our tenants operate. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2009. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.

BRANDYWINE REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,	December 31,
	2010	2009
ASSETS
Real estate investments:
Operating properties	$4,452,085	$4,512,618
Accumulated depreciation	(731,626)	(716,956)

	$3,720,459	3,795,662
Construction-in-progress	307,144	271,962
Land inventory	105,556	97,368

	4,133,159	4,164,992

Cash and cash equivalents	7,590	1,567
Accounts receivable, net	16,476	10,934
Accrued rent receivable, net	86,570	87,173
Investment in real estate ventures	77,472	75,458
Deferred costs, net	103,117	106,097
Intangible assets, net	95,085	105,163
Notes receivable	59,474	59,008
Other assets	56,185	53,358

Total assets	$4,635,128	$4,663,750

LIABILITIES AND EQUITY
Mortgage notes payable, including premiums	$506,156	$551,720
Borrowings under credit facilities	160,000	92,000
Unsecured term loan	183,000	183,000
Unsecured senior notes, net of discounts	1,581,693	1,627,857
Accounts payable and accrued expenses	95,621	88,599
Distributions payable	21,999	21,799
Tenant security deposits and deferred rents	53,745	58,572
Acquired lease intangibles, net	34,847	37,087
Deferred Income	47,184	47,379
Other liabilities	30,965	33,997

Total liabilities	2,715,210	2,742,010

Brandywine Realty Trust’s equity:
Preferred shares — Series C	20	20
Preferred shares — Series D	23	23
Common shares	1,299	1,286
Additional paid-in capital	2,626,342	2,610,421
Deferred compensation payable in common stock	5,988	5,549
Common shares in treasury	(4,518)	(7,205)
Common shares held in grantor trust	(5,988)	(5,549)
Cumulative earnings	500,828	501,384
Accumulated other comprehensive loss	(7,375)	(9,138)
Cumulative distributions	(1,235,017)	(1,213,359)

Total Brandywine Realty Trust’s equity	1,881,602	1,883,432

Non-controlling interests	38,316	38,308

Total equity	1,919,918	1,921,740

Total liabilities and equity	$4,635,128	$4,663,750

BRANDYWINE REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2009
Revenue
Rents	$115,509	$120,285
Tenant reimbursements	21,483	20,688
Termination fees	1,754	113
Third party management fees, labor reimbursement and leasing	3,467	4,764
Other	921	881

Total revenue	143,134	146,731

Operating Expenses
Property operating expenses	45,148	43,422
Real estate taxes	13,052	14,832
Third party management expenses	1,412	2,115
Depreciation and amortization	52,622	51,215
General & administrative expenses	6,092	4,958

Total operating expenses	118,326	116,542

Operating income	24,808	30,189

Other income (expense)
Interest income	865	579
Interest expense	(31,524)	(35,646)
Deferred financing costs	(1,011)	(1,252)
Equity in income of real estate ventures	1,296	586
Loss (gain) on early extinguishment of debt	(1,192)	6,639

(Loss) income from continuing operations	(6,758)	1,095

Discontinued operations:
Income from discontinued operations	10	1,538
Net gain on disposition of discontinued operations	6,349	194
Provision for impairment	—	(3,700)

Total discontinued operations	6,359	(1,968)

Net loss	(399)	(873)

Net (loss) income from discontinued operations attributable to non-controlling interests — LP units	(136)	61
Net income (loss) attributable to non-controlling interests — partners’ share of consolidated real estate ventures	—	6
Net income (loss) attributable to non-controlling interests — LP units	187	28

Net income (loss) attributable to non-controlling interests	51	95

Net loss attributable to Brandywine Realty Trust	(348)	(778)
Preferred share dividends	(1,998)	(1,998)
Amount allocated to unvested restricted shareholders	(128)	(37)

Net loss attributable to Common Shareholders	$(2,474)	$(2,813)

PER SHARE DATA
Basic loss per Common Share	$(0.02)	$(0.03)

Basic weighted-average shares outstanding	128,767,718	88,210,384

Diluted loss per Common Share	$(0.02)	$(0.03)

Diluted weighted-average shares outstanding	128,767,718	88,210,384

BRANDYWINE REALTY TRUST
FUNDS FROM OPERATIONS AND CASH AVAILABLE FOR DISTRIBUTION
(unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2009

Reconciliation of Net Loss to Funds from Operations:
Net loss attributable to common shareholders	$(2,474)	$(2,813)

Add (deduct):
Net loss attributable to non-controlling interests — LP units	(187)	(28)
Amount allocated to unvested restricted shareholders	128	37
Net income (loss) from discontinued operations attributable to non-controlling interests — LP units	136	(61)
Net gain on disposition of discontinued operations	(6,349)	(194)

Depreciation and amortization:
Real property — continuing operations	39,977	37,751
Leasing costs (includes acquired intangibles) — continuing operations	12,350	12,952
Real property — discontinued operations	10	1,142
Leasing costs (includes acquired intangibles) — discontinued operations	1	270
Company’s share of unconsolidated real estate ventures	2,328	1,855
Partners’ share of consolidated real estate ventures	—	(220)

Funds from operations	$45,920	$50,691
Funds from operations allocable to unvested restricted shareholders	(301)	(207)

Funds from operations available to common share and unit holders (FFO)	$45,619	$50,484

FFO per share — fully diluted	$0.34	$0.55

FFO, excluding provision for impairments	$45,619	$54,184

FFO per share, excluding provision for impairments — fully diluted	$0.34	$0.60

Weighted-average shares/units outstanding — fully diluted	133,282,961	91,027,005

Distributions paid per Common Share	$0.15	$0.30

Payout ratio of FFO (Dividends paid per Common Share divided / FFO per Diluted Share)	44.1%	54.5%

Payout ratio of FFO, excluding provision for impairments	44.1%	50.0%

CASH AVAILABLE FOR DISTRIBUTION (CAD):
Funds from operations available to common share and unit holders	$45,619	$50,484

Add (deduct):
Rental income from straight-line rent, including discontinued operations	(2,915)	(2,171)
Deferred market rental income, including discontinued operations	(1,549)	(1,741)
Company’s share of unconsolidated real estate ventures’ straight-line and deferred market rent	164	90
Partners’ share of consolidated real estate ventures’ straight-line and deferred market rent	—	(2)
Operating expense from straight-line rent	370	363
Provision for impairment of discontinued operations	—	3,700
Deferred compensation costs	1,069	1,221
Fair market value amortization — mortgage notes payable	(395)	(428)
Debt discount amortization — exchangeable notes	524	956
Revenue maintaining capital expenditures
Building improvements	(1,195)	(1,375)
Tenant improvements	(4,504)	(4,660)
Lease commissions	(3,322)	(2,512)

Total revenue maintaining capital expenditures	(9,021)	(8,547)

Cash available for distribution	$33,866	$43,925

CAD per share — fully diluted	$0.25	$0.48

Weighted-average shares/units outstanding — fully diluted	133,282,961	91,027,005

Distributions per Common Share	$0.15	$0.30

Payout ratio of CAD (Dividends paid per Common Share / CAD per Diluted Share)	60.0%	62.5%

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS — 1ST QUARTER
(unaudited and in thousands)
Of the 241 properties owned by the Company as of March 31, 2010, a total of 232 properties (“Same Store Properties”) containing an aggregate of 22.8 million net rentable square feet were owned for the entire three-month periods ended March 31, 2010 and 2009. Average occupancy for the Same Store Properties was 88.2% during 2010 and 89.6% during 2009. The following table sets forth revenue and expense information for the Same Store Properties:

	Three Months Ended March 31,
	2010	2009

Revenue
Rents	$113,430	$115,580
Tenant reimbursements	20,820	19,678
Termination fees	1,647	113
Other	329	309

	136,226	135,680

Operating expenses
Property operating expenses	45,065	40,382
Real estate taxes	12,428	14,162

Net operating income	$78,733	$81,136

Net operating income — percentage change over prior year	-3.0%

Net operating income, excluding termination fees & other	$76,757	$80,714

Net operating income, excluding termination fees & other — percentage change over prior year	-4.9%

Net operating income	$78,733	$81,136
Straight line rents	(2,705)	(1,608)
Above/below market rent amortization	(1,419)	(1,667)
Non-cash ground rent	370	370

Cash — Net operating income	$74,979	$78,231

Cash — Net operating income — percentage change over prior year	-4.2%

Cash — Net operating income, excluding termination fees & other	$73,003	$77,809

Cash — Net operating income, excluding termination fees & other — percentage change over prior year	-6.2%

The following table is a reconciliation of Net Income to Same Store net operating income:

	Three Months Ended March 31,
	2010	2009

Net loss	$(399)	$(873)
Add/(deduct):
Interest income	(865)	(579)
Interest expense	31,524	35,646
Deferred financing costs	1,011	1,252
Equity in income of real estate ventures	(1,296)	(586)
Depreciation and amortization	52,622	51,215
Gain on early extinguishment of debt	1,192	(6,639)
General & administrative expenses	6,092	4,958
Total discontinued operations	(6,359)	1,968

Consolidated net operating income	83,522	86,362
Less: Net operating income of non same store properties	(962)	(1,852)
Less: Eliminations and non-property specific net operating income	(3,827)	(3,374)

Same Store net operating income	$78,733	$81,136